[EXHIBIT 3.2 -- CERTIFICATE OF INCORPORATION]

Secretary of State

THE GREAT SEAL OF THE STATE OF NEVADA

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that PREMIER DEVELOPMENT INVESTMENT, INC. did on March 29, 2001
file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand

and affixed the Great Seat of State, at my office, in
Carson City, Nevada, on March 29, 2001.

/s/ Dean Heller

Secretary of State

[SEAL]

By /s/ illegible

Certification Clerk